                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No.  033-87864


                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                            VARIABLE SEPARATE ACCOUNT
--------------------------------------------------------------------------------

                 SUPPLEMENT TO THE POLARIS PROTECTOR PROSPECTUS
                                DATED MAY 1, 2003

THIS SUPPLEMENT REPLACES THE SUPPLEMENT DATED JULY 28, 2003.

THE FOLLOWING VARIABLE PORTFOLIOS ARE AVAILABLE FOR INVESTMENT:

                  American Funds Global Growth Portfolio
                  American Funds Growth Portfolio
                  American Funds Growth-Income Portfolio


THE ASTERISKS NEXT TO THE AMERICAN FUNDS GLOBAL GROWTH PORTFOLIO, AMERICAN FUNDS GROWTH PORTFOLIO AND THE AMERICAN FUNDS GROWTH-INCOME PORTFOLIO IN THE INVESTMENT OPTIONS SECTION OF THE PROSPECTUS ARE DELETED.

THE FOLLOWING IS ADDED AS THE SECOND TO LAST PARAGRAPH IN THE FIXED ACCOUNT OPTIONS OF THE PROSPECTUS:

If available, you may systematically transfer interest earned in available fixed account guarantee periods ("FAGPs") into any of the Variable Portfolios on certain periodic schedules offered by Us. You may change or terminate these systematic transfers by contacting Our Annuity Service Center. Check with your financial representative about the current availability of this service.

THE FOLLOWING REPLACES THE PARAGRAPH TITLED "ANNUAL RE-EVALUATION" UNDER THE ASSET ALLOCATION PROGRAM OF THE PROSPECTUS:

                  ANNUAL RE-EVALUATION

Each year, on or about March 31, the allocations in every model are re-evaluated and updated to assure that the investment objectives remain consistent. The percentage allocations within each model may change and investment options may be added to or deleted from a model as a result of the annual re-evaluation. We will automatically rebalance your investment according to the re-evaluated allocations each year on or about March 31. If you choose not to participate in the re-evaluation part of this program, you must contact the Annuity Service Center. Some broker-dealers require that you consent to the re-evaluation each year and will not allow Us to automatically rebalance your contract in accordance with the re-evaluated models. Please check with your financial representative to determine the protocol for his/her firm.





Date:  August 4, 2003

               Please keep this Supplement with your Prospectus.